Exhibit 1.1

(English Translation)

ARTICLES OF INCORPORATION

　　　　　　　　　Executed on December 3, 1992

　 　　　　　　　　　Amended on June 28, 2017

CHAPTER I. GENERAL PROVISIONS

(Corporate Name)

Article 1.	The Company shall be called Kabushiki Kaisha Internet Initiative, which shall be expressed in English as Internet Initiative Japan Inc.

(Objects)

Article 2.	The objects of the Company shall be to engage in the following categories of business:
(1)	Telecommunications business under the Telecommunications Business Law;
(2)	Processing, mediation and provision of information and contents by using telecommunications networks;
(3)	Agency for the management business such as the management of networks and the management of information and telecommunications systems;
(4)	Planning, consulting service, development, operation and maintenance of or for information and telecommunications systems;
(5)	Development, sales, lease and maintenance of computer software;
(6)	Development, sales, lease and maintenance of telecommunications’ machinery and equipment;
(7)	Telecommunications construction business;
(8)	Electrical contracting business;
(9)	Agency for non-life insurance business;
(10)Trade	of secondhand goods;
(11)Installment	Sales, Loan Affiliated Installment Sales, Intermediation of Credit Purchases, Issuance Sale and Management of Prepaid Payment Instruments;
(12)Research,	study, education and training related to the foregoing; and
(13)Any	and all businesses incidental or related to the foregoing.

(Location of Head Office)

Article 3.	The Company shall have its head office in Chiyoda-ku, Tokyo.

(Establishment of Organs)

Article 4.	The Company shall have shareholders meeting, directors and the following organization:
(1)	Board of directors
(2)	Company auditors
(3)	Board of Company auditors
(4)	Accounting auditors.

(Method of Public Notice)

Article 5.	Public notices of the Company shall be given by electronic public notice; provided that in case it is impossible to place electronic public notice due to accident or any other unavoidable events, they shall be given in the Nihon Keizai Shinbun.

CHAPTER II. SHARES

(Total Number of Shares Authorized to be Issued)

Article 6.	The total number of shares authorized to be issued by the Company shall be seventy five million and five hundred twenty thousand (75,520,000) shares.

(Share-Trading Unit)

Article 7.	The number of shares to constitute a share-trading unit of the Company shall be one hundred (100) shares.

(Rights Pertaining to Less-than-a-full-unit Shares)

Article 8.	No shareholder of the Company shall exercise any right pertaining to shares that do not constitute a full unit of shares (“Less-than-a-full-unit Shares”) that he/she has except the following rights:
(1)	Rights granted by the items listed in Article 189 Paragraph 2 of the Companies Act;
(2)	A right to make a request pursuant to Article 166 Paragraph 1 of the Companies Act;

(3)	A right for allotment of shares for subscription or stock acquisition rights for subscription in proportion to the number of shares owned by a shareholder; and
(4)	A right to make a request pursuant to the following article.

(Request to Purchase Less-than-a-full-unit Shares )

Article 9.	Any shareholder of the Company with Less-than-a-full-unit Shares may request the Company to sell to such shareholder shares that will become a number of full unit of shares together with a number of Less-than-a-full-unit Shares owned by such shareholder, in accordance with the Share Handling Regulations to be prescribed by the Board of Directors.

(Acquisition of Own Share)

Article 10.	In accordance with Article 165, Paragraph 2 of the Companies Act, the Company may acquire its own shares through market transactions or other methods by resolution of the Board of Directors.

(Share Handling Regulations)

Article 11.	The procedure of exercising a stockholder’s right and other handling of shares, and handling charges there of shall be governed by the Share Handling Regulations to be prescribed by the Board of Directors, as well as applicable laws and regulations or the Articles of Incorporation.

(Shareholder Register Agent)

Article 12.	The Company shall appoint a shareholder register agent.
2	The shareholder register agent and its place of business shall be designated by a resolution of the Board of Directors.
3	The preparation and maintenance of the register of shareholders and the original register of stock acquisition rights, and other matters relating to the register of shareholders and the original register of stock acquisition rights shall be handled by the shareholder register agent, and the Company shall not handle any such matters.

(Record Date)

Article 13.	The record date for the voting rights to be exercised at the ordinary general meeting of shareholders of the Company shall be March 31 of each year.

CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

(Convocation)

Article 14.	An ordinary general meeting of shareholders of the Company shall be held within three (3) months from the last day of each business year and an extraordinary general meeting of shareholders may be held from time to time whenever necessary.

(Disclosure Internet and Deemed Provision of Reference Materials for a Shareholders Meeting)

Article 15.	For the purpose of convocation of a general meeting of shareholders, the Company may deem that it has duly provided its shareholders with the information to be listed or indicated in the reference materials for a general meeting of shareholders, the business report, financial statements and consolidated financial statements by disclosing the information via the Internet as provided for by the Ministry of Justice Ordinance.

(Chairman)

Article 16.	A director designated in advance by the Board of Directors shall chair a general meeting of shareholders. Should such director be unable to so act, another director shall act in his/her place in the order predetermined by the Board of Directors.

(Voting by Proxy)

Article 17.	A shareholder may exercise his/her voting right through another one(1) shareholder having voting rights acting as a proxy in a general meeting of shareholders.
2	In the case of the preceding paragraph, the shareholder or his/her proxy shall submit to the Company an instrument evidencing his/her power as proxy for each general meeting of shareholders.

(Method of Resolution)

Article 18.	Unless otherwise provided for by law or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority vote of shareholders who are present and entitled to exercise voting rights at the meeting.
2	Special resolutions under Article 309 Paragraph 2 of the Companies Act shall be passed by two-thirds or more of the voting rights of the shareholders present having one-third or more of the voting rights of all shareholders who are entitled to exercise voting rights.

CHAPTER IV. DIRECTORS AND THE BOARD OF DIRECTORS

(Number of Directors)

Article 19.	The number of directors of the Company shall be fourteen (14) at maximum.

(Election)

Article 20.	A resolution for election of directors shall be made by a majority of voting rights of the shareholders present at the meeting where the shareholders representing one third (1/3) or more of the total number of the voting rights of all shareholders entitled to vote thereat are present; provided that cumulative voting shall not be adopted for such election.

(Term of Office of Directors)

Article 21.	The term of office of directors shall expire at the close of the ordinary general meeting of shareholders held in relation to the last business year ending within two (2) years following their election to office.

(Convocation of Meetings of the Board of Directors)

Article 22.	Unless otherwise provided for by law, a meeting of the Board of Directors shall be convened and chaired by a director designated in advance by the Board of Directors; provided, however, that when such director is unable to so act, another director shall act in his/her place in the order predetermined by the Board of Directors.
2	The notice of convocation of a meeting of the Board of Directors shall be given to each director and company auditor at least three (3) days prior to the day set for such meeting; provided, however, that this period may be further shortened under pressing circumstances.
3	Matters concerning operation of meetings of the Board of Directors, etc. shall be governed by laws and regulations, the Articles of Incorporation and the Regulations of Board of Directors to be prescribed by the Board of Directors.

(Representative Director and Directors with Specific Titles)

Article 23.	Representative Directors shall be elected among directors by the resolution of the Board of Directors. Each Representative Director shall severally represent the Company.
2	The Board of Directors may, by its resolution, select from among its members one Chairman and Director, one President and Director, several Vice Presidents and Directors, several Senior Managing Directors and several Managing Directors.

(Method of Resolution of the Meeting of the Board of Directors)

Article 24.	A resolution of the Board of Directors shall be adopted by a majority vote of the directors present at the meeting at which a majority of the directors authorized to vote thereat are present.

(Omission of Resolutions of a Board of Directors Meeting)

Article 25.	The Company shall deem that a proposal for a resolution at a meeting of the Board of Directors has been approved if all directors consent to the proposal in writing or by electronic means; provided, however that this shall not apply to the case where any of the company auditors raises an objection.

(Remuneration and other compensation)

Article 26.	The remuneration, bonus and other profit be paid to directors as consideration for the execution of duties (hereinafter referred to as ‘Remuneration and other compensation’) shall be determined by a general meeting of shareholders.

(Exemption of Liability for Directors)

Article 27.	The Company may, pursuant to the provision of Article 426 Paragraph 1 of the Companies Act, with a resolution of the Board of Directors, exempt a director (either incumbent or past) from liabilities for damages under Article 423 Paragraph 1 of the Companies Act with the limit of the amount for which the director would have been liable to compensate, less the minimum amount of liability as prescribed by laws or regulations, if the requirements prescribed by laws or regulations are satisfied.

2	The Company may, pursuant to Article 427 Paragraph 1 of the Companies Act , enter into an agreement with an outside director under which liability of such director against the Company for the damages under Article 423 Paragraph 1 of the Companies Act shall be limited if the requirements prescribed by laws or regulations are satisfied; provided, however, that the limited amount of such damages pursuant to the agreement shall be the larger of the amount not less than 10 million yen which has been determined in advance or the minimum amount of liability provided by laws or regulations.

CHAPTER V. COMPANY AUDITORS AND THE BOARD OF COMPANY AUDITORS

(Number of Company Auditors)

Article 28.	The Company shall have three (3) or more company auditors.

(Election)

Article 29.	A resolution for election of company auditors shall be made by a majority of voting rights of the shareholders present at the general meeting of shareholders where the shareholders representing one third (1/3) or more of the total number of the voting rights of all shareholders entitled to vote thereat are present.

(Term of Office of Company Auditors)

Article 30.	The term of office of company auditors shall expire at the close of the ordinary general meeting of shareholders in relation to the last business year ending within four (4) years following their election to office.
2	The term of office of a company auditor elected to fill a vacancy of his/her predecessor who retired or resigned prior to the expiration of term shall expire at such time as the term of office of his/her predecessor would otherwise expire.

(Full-time Company Auditors)

Article 31.	The Board of Company Auditors shall appoint a full-time company auditor(s) (“Jyoukin-Kansayaku”) by a resolution thereof.

(Procedures for Convocation of the Meeting of the Board of Company Auditors)

Article 32.	A notice of the convocation of a meeting of the Board of Company Auditors shall be given to each company auditor at least three (3) days prior to the date set for such meeting; provided, however, that such period may be shortened under pressing circumstances.
2	Matters concerning operation of meetings of the Board of Company Auditors, etc. shall be governed by laws and regulations, the Articles of Incorporation and the Regulations of Board of Company Auditors to be prescribed by the Board of Company Auditors.

(Remuneration)

Article 33.	The Remuneration and other compensation for company auditors shall be determined by a general meeting of shareholders.

(Exemption of Liability for Company Auditors)

Article 34.	The Company may, pursuant to the provision of Article 426 Paragraph 1 of the Companies Act, with a resolution of the Board of Directors, exempt a company auditor (either incumbent or past) from liabilities for damages under Article 423 Paragraph 1 of the Companies Act with the limit of the amount for which the company auditor would have been liable to compensate, less the minimum amount of liability as prescribed by laws or regulations, if the requirements prescribed by laws or regulations are satisfied.
2	The Company may, pursuant to Article 427 Paragraph 1 of the Companies Act, enter into an agreement with an outside company auditor under which liability of such company auditor against the Company for the damages under Article 423 Paragraph 1 of the Companies Act shall be limited if the requirements prescribed by laws or regulations are satisfied; provided, however, that the limited amount of such damages pursuant to the agreement shall be the larger of the amount not less than 10 million yen which has been determined in advance or the minimum amount of liability provided by laws or regulations.

CHAPTER VI. ACCOUNTING

(Business Year)

Article 35.	The business year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

(Record Date for Surplus Distribution)

Article 36.	The record date for year-end dividend distribution shall be March 31 of each year.
2	The Company may, by resolution of the Board of Directors, pay interim dividends by fixing September 30 of each year as the record date.

(Prescription Period of Dividends)

Article 37.	In case any monetary dividends remain unclaimed for three (3) full years after the first date of payment, the Company shall be relieved from the obligation to make payment thereof.
2	No interest shall accrue on the outstanding dividends provided for in the preceding paragraph.

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